Exhibit 2.2

AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into on October 10, 2019, by and between Prudential Financial, Inc., a New Jersey corporation (“Parent”), Rain Merger Sub, LLC, a Washington limited liability company and wholly owned subsidiary of Parent (“Merger Sub”); Assurance IQ, Inc., a Washington corporation (where applicable, including such entity after its conversion into a limited liability company as contemplated by the Pre-Closing Restructuring, the “Company”); solely in his capacity as the Shareholder Representative, Gulliver Swenson, an individual person; and Michael Paulus and Michael Rowell (each, a “Founder” and together with Parent, Merger Sub and the Shareholder Representative, the “Parties”). Capitalized terms used herein without definition shall have the meanings given to them in the Agreement (as defined below).
WHEREAS, the Parties entered into that certain Agreement and Plan of Merger on September 4, 2019 (as amended, the “Agreement”); and
WHEREAS, in accordance with Section 9.2 of the Agreement, the Parties desire to make an amendment to the Agreement to reflect their mutual understanding and agreement with respect to certain matters.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Parties agree as follows:

ARTICLE I.

Amendment
The definition of “Per Share Earn-Out Payment” in Section 9.17 of the Agreement is hereby amended and restated in its entirety as follows:
“Per Share Earn-Out Payment” means (a) with respect to each former Shareholder, each former holder of Vested Options, each holder of Adjusted Parent Options and each holder of Parent Restricted Units who is not subject to taxation in Canada as a resident of Canada, (i) an amount in cash equal to 25% of the Per Share Earn-Out Value and (ii) an aggregate number of duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the quotient of 75% of the Per Share Earn-Out Value divided by the Parent Stock VWAP, or (b) with respect to each former holder of Vested Phantom Share Awards and each holder of Parent Restricted Units who is subject to taxation in Canada as a resident of Canada, an aggregate number of duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the quotient of 100% of the Per Share Earn-Out Value divided by the Parent Stock VWAP.

ARTICLE II.

Effect of Amendment; Miscellaneous

2. 1Continuing Effect of Agreement. Except as expressly amended hereby, all of the terms and provisions of the Agreement shall remain in full force and effect.

2. 2References to the Agreement. On and after the date of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import, and each reference to the Agreement, including by “thereunder”, “thereof” or words of like import in any document, shall mean and be a reference to the Agreement as amended by this Amendment. Notwithstanding the foregoing, any reference to “the date of this Agreement” or “the date hereof” shall mean September 4, 2019.

2. 3Incorporation by Reference. The provisions of Article IX (General Provisions) of the Agreement shall apply mutatis mutandis to this Amendment and to the Agreement as modified by this Amendment, taken together as a single agreement, as if such provisions were set out in full herein,

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first above written.

Parent:
PRUDENTIAL FINANCIAL, INC.
By:    /s/ Bernard J. Jacob
Name: Bernard J. Jacob
Title: Senior Vice President

Merger Sub:
RAIN MERGER SUB, LLC
By:    /s/ Bernard J. Jacob
Name: Bernard J. Jacob
Title: Director

Company:
ASSURANCE IQ, INC.
By:    /s/ Michael Rowell
Name: Michael Rowell
Title: Chief Executive Officer

Shareholder Representative:
GULLIVER SWENSON
By:    /s/ Gulliver Swenson

Founders:

MICHAEL ROWELL

By:    /s/ Michael Rowell

MICHAEL PAULUS

By:    /s/ Michael Paulus